                                                                    EXHIBIT 99.1


[McLeodUSA logo]                    [MCLD: A Nasdaq-100
                                    Company logo]


McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street SW, PO Box 3177
Cedar Rapids, IA 52406-3177
Investor Contact:  Bryce E. Nemitz
Press Contact:  Bruce A. Tiemann
mcleodusa_ir@mcleodusa.com
Phone:  (319) 790-7800
FAX: (319) 790-7767

               McLeodUSA Strengthens Senior Management and Board,
                      Positioning Company for Future Growth

   .  Chris Davis Joins as Chief Operating and Financial Officer

   .  Steve Gray Becomes President & CEO; Clark McLeod Continues as Chairman

   .  Four Current and Former CEOs Named New Outside Directors

   .  Ted Forstmann Appointed Chairman of Executive Committee of Board


           Forstmann Little Makes New $100 Million Equity Investment,

    Eliminates Cash Dividend and Resets Conversion on B & C Preferred Shares


   .  Actions Substantially Improve Cash Position to Execute Focused Business
      Plan

   .  Company Reports Strong Second Quarter 2001 Financial Results

   .  Company Updates 2001 Guidance and Provides Preliminary 2002 Targets


CEDAR RAPIDS, IA, August 1, 2001 -- McLeodUSA Incorporated (Nasdaq:MCLD), the nation's largest independent competitive local exchange carrier, today announced a series of actions to strengthen its senior management and Board of Directors and substantially improve its cash position, allowing the company to implement its long-term growth plans. The company also reported strong financial results for the second quarter ended June 30, 2001.

Clark McLeod said, "Today's announcement reflects the strength of our long-term partnership with Forstmann Little. With their increased investment and active involvement, as well as our new Board leadership and the exceptional management addition of Chris Davis, McLeodUSA is poised for the next stage of its growth."

Ted Forstmann, Senior Partner of Forstmann Little, said, "This series of actions is an important step for McLeodUSA. We now have the right capital structure and the right people in the right places to maximize the company's potential."

Management
----------

The company is strengthening its operational and financial management by naming Chris A. Davis Chief Operating and Financial Officer. She will also join the McLeodUSA Board and the Executive Committee of the Board. Davis was most recently EVP, Chief Financial and Administrative Officer for ONI Systems, a leading optical networking equipment company. Previously, she spent seven years from 1993 to 2000 as EVP, Chief Financial and Administrative Officer at Gulfstream Aerospace. Prior to Gulfstream, Ms. Davis spent 17 years in increasingly senior operational and financial management positions at General Electric.

Steve Gray, who has served as President since 1997 and Co-CEO since early this year, was named President and CEO. Clark McLeod will continue as Chairman, recognizing the roles each has played for some time.

Steve Gray said, "I'm excited to work with Chris as we put in place the processes, systems and discipline to create a strong foundation for a much larger company. Chris Davis brings an ideal mix of talents and experience. She was instrumental in the historic turnaround of Gulfstream Aerospace. She has a keen understanding of the telecom sector from her recent successful experience at ONI Systems as well as strong financial and operational skills developed at General Electric."

Chris Davis said, "McLeodUSA is an entrepreneurial company with outstanding opportunities to continue its dynamic growth. As the largest and most developed CLEC, the company is poised to become the first fully established next-generation telecommunications provider. I look forward to joining the strong and capable management team at McLeodUSA."

Board of Directors
------------------

The Board is being strengthened with the election of four new outside directors:
Ed Breen, EVP and President of the Networks Sector of Motorola and former CEO of General Instrument Corporation; Dale Frey, former Treasurer of General Electric Company and CEO of GE Investment Corp.; Tom Bell, former Chairman and CEO of Young and Rubicam; and Peter Ueberroth, Owner and Co-Chairman of The Pebble Beach Company, who will join the Board effective August 2.

The Board also reconstituted its Executive Committee to focus on the key strategic decisions and operational priorities of McLeodUSA. Ted Forstmann has been named Chairman of the Executive Committee, which will also include Clark McLeod, Steve Gray, Chris Davis, Dale Frey and Ed Breen.

"This action allows us to leverage the extraordinary talent of the outside Board members and maximize our access to Ted's leadership and expertise," said Clark McLeod.

Financing
---------

Forstmann Little has agreed to invest an additional $100 million in the company in the form of 36.4 million shares of common stock issued at a price of $2.75 per share, a 12 percent premium over the last five-day average to the current share price. Forstmann Little has also agreed to exchange the convertible preferred stock the firm acquired in 1999 for new convertible preferred stock that has no dividend, which will save McLeodUSA approximately $175 million of cash over the next five years. In addition, the conversion price of Forstmann Little's preferred security will be reduced to $6.10 per share from the $12.17 price of its current stock. The transaction is subject to customary closing conditions and is expected to be completed by the end of the third quarter. Upon completion, Forstmann Little will own approximately 20 percent of the company's fully diluted equity.

Ted Forstmann said, "Our additional investment reflects our confidence that McLeodUSA now has the management, business model and balance sheet to take full advantage of the extraordinary opportunity in the years ahead. With the additional Board strength, this company is clearly positioned for the next stage of growth."

Second Quarter Results
----------------------

McLeodUSA Incorporated today reported results for second quarter 2001. Revenues were $473.6 million for the quarter ended June 30, 2001, compared to $331.8 million for the same period one year ago, an increase of 43 percent. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was a positive $34.2 million, excluding one-time events, up from $1.1 million for second quarter 2000.

President and CEO Steve Gray stated, "We are very pleased with our quarterly results. In addition, we saw improvements in our leading revenue indicators of sales productivity, new data services sales and revenue per new customer. McLeodUSA is now electronically bonded on 100 percent of all line-level conversions and new order processing with Qwest and Ameritech in their respective states. We are already seeing improvements in our customer provisioning intervals."

The company recorded a one-time gain on the sale of certain assets of $80 million, primarily its PCS licenses, that is partially offset by a one-time restructuring charge of about $28 million associated with the company's reduction in force and a reduction in its leased facilities.

Additionally, our Network Services team made solid progress by increasing the scope of collocations, DSLAMs, long distance and data facilities. "These efforts will produce improving margins and a better value proposition for our customers," said Roy Wilkens, President and CEO of Network Services at McLeodUSA.

The company also announced newly expanded metrics related to key growth indicators including: customers, access units per customer, revenue per customer per month, and platform distribution.

Gray continued, "Last quarter we committed to the market that we would provide a more detailed and meaningful set of growth metrics. We believe these metrics will serve as a simpler yet more effective measurement of our company growth as we focus on our top priorities, customers and profitability."

Recent Announcements
--------------------

   . On May 2, McLeodUSA announced that it had sold two of its PCS licenses and entered into agreements to sell the remainder of its PCS licenses by year end. This action is part of the company's overall plan to monetize non-core business assets. As of August 1, McLeodUSA has received over $125 million in cash for the sale of its PCS licenses.

   . At its Annual Meeting of Stockholders on May 30, McLeodUSA announced that its core construction plan is on track, and outlined a number of cash management initiatives including a reduction of its 11,500 person work force. This action has been completed.

   . On May 31, 2001, McLeodUSA announced the completion of its acquisition of Intelispan, Inc., strengthening its data services product portfolio through Intelispan's superior Virtual Private Network (VPN) products and services.

   . On July 10, the company announced that it had accessed an additional $175 million of its $1.3 billion Secured Credit Facility, leaving an undrawn committed balance of $550 million.

2001 Guidance and 2002 Preliminary Targets
------------------------------------------

McLeodUSA announced today that it expects its 2001 EBITDA to be $150 to $155 million, excluding one-time events, on revenues of approximately $1.9 billion.

For 2002, the company has set initial revenue and EBITDA targets of approximately $2.1 to $2.3 billion and $300 to $325 million, respectively.

"The senior management and Executive Committee of the Board will evaluate the details of our 2002 targets over the next quarter and provide more specificity around those figures after that review. Chris and I believe there is substantial opportunity for McLeodUSA financially and operationally," said Steve Gray. "McLeodUSA has a powerful platform for growth in our 25-state footprint. With the new Forstmann Little investment and the elimination of cash dividends, together with sales of certain non-core assets, we will have substantially improved the cash position of the company, remaining more than fully funded."

The company has already taken several steps to increase its cash position and has $550 million in undrawn committed capacity under its bank facility. The company has:

   . focused on developing network assets in the McLeodUSA 25-state footprint, and has reduced its capital spending to $750 million in 2001 and targeted less than $400 million in 2002;

   .  completed the sale of its PCS licenses; and

   .  reduced and restructured its workforce.

Biographies of New Directors
----------------------------

Ed Breen is Executive Vice President of Motorola and President of its Networks Sector. From 1997 to 2000, Breen served as Chairman, President and Chief Executive Officer of General Instrument Corporation, which was acquired by Motorola last year. He is a director of CommScope, Inc.

Dale Frey is the former Treasurer of General Electric Company. He served as Chairman of the Board and President of General Electric Investment Corporation, where he oversaw $75 billion in GE investments, for 13 years until his retirement in 1997. He serves on the Boards of Yankee Candle Company, Aftermarket Technology Corp., Community Health Systems, Praxair, Inc., and Roadway Express Inc.

Tom Bell is the former Chairman and CEO of Young & Rubicam, a leading global marketing services firm. Earlier in his career he was President and CEO of Burson-Marsteller, a leading public relations firm, and

Executive Vice President of Ball Corporation. He serves on the boards of the U.S. Chamber of Commerce, Lincoln Financial Group and Cousins Properties Inc.

Peter Ueberroth is the Managing Director of Contrarian Group, Inc., and Owner and Co-Chairman of The Pebble Beach Company. Previously, he was Commissioner of Major League Baseball and President of the Los Angeles Olympic Organizing Committee. He serves on the boards of Ambassadors International, BankAmerica Corporation, The Coca-Cola Company and Hilton Hotels Corporation.

Conference Call
---------------

McLeodUSA will host a conference call on Thursday, August 2 at 10 a.m. EDT to discuss second quarter results and the information in this release.

The call may be accessed at 877-381-6511 (U.S.) or 706-634-6027 (International). A replay will be available approximately 2 hours after completion of the call at 800-642-1687 (U.S.) or 706-645-9291 (International), Conference Call ID No. 1308135. The audio replay will be available through midnight EDT on August 7. The call will also be Webcast live and available via replay at: http://www.mcleodusa.com/ir/streamingmedia.php3.
-----------------------------------------------

About McLeodUSA
---------------

McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The company also provides data and voice services in all 50 states. McLeodUSA is a facilities-based telecommunications provider with, as of June 30, 2001, 383 ATM switches, 49 voice switches, 372 collocations, 512 DSLAMs, nearly 31,000 route miles of fiber optic network and 10,600 employees. The company's fiber optic network is capable of transmitting integrated next-generation data, Internet, video and voice services, reaching 800 cities and approximately 90% of the U.S. population. In the next 12 months, McLeodUSA plans to distribute 35 million telephone directories in 26 states, serving a population of 59 million. McLeodUSA is a Nasdaq-100 company traded under the symbol MCLD. Visit the company's web site at www.mcleodusa.com.
                      -----------------

Some of the statements contained in this press release discuss future expectations, contain projections of results of operations or financial condition, cash position, revenue and EBITDA or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these so-called "forward-looking statements" by our use of words such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "project," "intend," "continue" or "potential" or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause actual events or results of McLeodUSA to be materially different from the forward-looking statements include availability of financing and regulatory approvals; the number of potential customers in a target market; the existence of strategic alliances or relationships; technological, regulatory or other developments in the industry; changes in the competitive climate in which McLeodUSA operates; and the emergence of future opportunities. These and other applicable risks are summarized under the caption "Risk Factors" in the McLeodUSA Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is filed with the Securities and Exchange Commission.

                                     # # #

                    McLeodUSA Incorporated and Subsidiaries
                      Consolidated Statement of Operations
                    (In thousands except for per share data)

                                  (UNAUDITED)

                                                           Three Months Ended                          Six Months Ended
                                                    -------------------------------            -------------------------------
                                                                June 30                                    June 30
                                                    -------------------------------            -------------------------------
                                                       2001                  2000                  2001                 2000
                                                    ---------             ---------            ----------            ---------
Revenues:
  Telecommunications                                $ 367,436             $ 246,157            $  702,892            $ 443,468
  Local exchange services                              21,554                20,507                42,912               42,116
  Directory                                            79,482                59,762               151,234              124,564
  Other                                                 5,131                 5,357                 9,581                9,934
                                                    ---------             ---------            ----------            ---------
     Total revenues                                   473,603               331,783               906,619              620,082
Operating expenses:
  Cost of service                                     274,066               196,367               520,114              344,426
  Selling, general and administrative                 165,384               134,345               330,000              256,563
  Depreciation and amortization                       162,270               102,561               304,228              163,193
  Restructuring expenses                               28,152                    --                28,152                   --
                                                    ---------             ---------            ----------            ---------
     Total operating expenses                         629,872               433,273             1,182,494              764,182
                                                    ---------             ---------            ----------            ---------
     Operating loss                                  (156,269)             (101,490)             (275,875)            (144,100)
Non-operating income (expense):
  Interest income                                       2,115                15,542                 8,854               30,863
  Interest (expense)                                  (57,945)              (41,970)             (114,626)             (72,940)
  Gain on sale of Assets                               80,413                    --                80,413                   --
  Other                                                    13                 2,170                (3,613)               1,971
                                                    ---------             ---------            ----------            ---------
     Total non-operating income (expense)              24,596               (24,258)              (28,972)             (40,106)
                                                    ---------             ---------            ----------            ---------
     Loss before income taxes                        (131,673)             (125,748)             (304,847)            (184,206)
Income taxes                                               --                    --                    --                   --
                                                    ---------             ---------            ----------            ---------
     Net loss                                        (131,673)             (125,748)             (304,847)            (184,206)
Preferred stock dividend                              (13,602)              (13,602)              (27,204)             (27,204)
                                                    ---------             ---------            ----------            ---------
     Net loss applicable to common shares           $(145,275)            $(139,350)           $ (332,051)           $(211,410)
                                                    =========             =========            ==========            =========
Net loss per common share                              $(0.24)               $(0.24)               $(0.54)              $(0.40)
                                                    =========             =========            ==========            =========
Weighted average common shares outstanding            617,228               578,572               613,806              529,109
                                                    =========             =========            ==========            =========
EBITDA                                              * $34,153             $   1,071             * $56,505              $19,093
                                                    =========             =========            ==========            =========


* Excludes one-time events

                     McLeodUSA Incorporated and Subsidiaries
                      Consolidated Statement of Operations
                    (In thousands except for per share data)

                                   (UNAUDITED)

                                                                         Three Months Ended
                                                     -----------------------------------------------------------
                                                      9/30/00         12/31/00        3/31/01          6/30/01
                                                     ---------       ---------       ---------        ---------
Revenues:
  Telecommunications                                 $ 278,168       $ 314,077       $ 335,456        $ 367,436
  Local exchange services                               21,646          25,118          21,358           21,554
  Directory                                             60,766          64,618          71,752           79,482
  Other                                                  6,065           6,164           4,450            5,131
                                                     ---------       ---------       ---------        ---------
     Total revenues                                    366,645         409,977         433,016          473,603
Operating expenses:
  Cost of service                                      204,186         224,139         246,048          274,066
  Selling, general and administrative                  147,342         159,284         164,616          165,384
  Depreciation and amortization                        113,641         132,789         141,958          162,270
  Restructuring expenses                                    --              --              --           28,152
                                                     ---------       ---------       ---------        ---------
     Total operating expenses                          465,169         516,212         552,622          629,872
                                                     ---------       ---------       ---------        ---------
     Operating loss                                    (98,524)       (106,235)       (119,606)        (156,269)
Non-operating income (expense):
  Interest income                                       12,197           4,711           6,739            2,115
  Interest (expense)                                   (40,657)        (37,754)        (56,681)         (57,945)
  Gain on sale of Assets                                    --              --              --           80,413
  Other                                                   (744)         (1,652)         (3,626)              13
                                                     ---------       ---------       ---------        ---------
     Total non-operating income (expense)              (29,204)        (34,695)        (53,568)          24,596
                                                     ---------       ---------       ---------        ---------
     Loss before income taxes and extraordinary
       charge                                         (127,728)       (140,930)       (173,174)        (131,673)
Income taxes                                                --              --              --               --
                                                     ---------       ---------       ---------        ---------
     Net loss before extraordinary charge             (127,728)       (140,930)       (173,174)        (131,673)
Extraordinary charge for early retirement of debt      (24,446)             --              --               --
                                                     ---------       ---------       ---------        ---------
     Net loss                                         (152,174)       (140,930)       (173,174)        (131,673)
Preferred stock dividend                               (13,602)        (13,600)        (13,602)         (13,602)
                                                     ---------       ---------       ---------        ---------
     Net loss applicable to common shares            $(165,776)      $(154,530)      $(186,776)       $(145,275)
                                                     =========       =========       =========        =========

Net loss per common share:
     Loss before extraordinary charge                   $(0.24)         $(0.26)         $(0.31)          $(0.24)
     Extraordinary charge                               $(0.04)             --              --               --
                                                     ---------       ---------       ---------        ---------
     Net loss per common share                          $(0.28)         $(0.26)         $(0.31)          $(0.24)
                                                     =========       =========       =========        =========
Weighted average common shares outstanding             583,326         590,647         610,425          617,228
                                                     =========       =========       =========        =========
EBITDA                                                 $15,117         $26,554         $22,352        * $34,153
                                                     =========       =========       =========        =========

* Excludes one-time events

McLeodUSA Selected Statistical Data:


                                      6/30/00       3/31/01      6/30/01
                                      -------      --------      --------
Sales cities                              115           150           154

Central offices leased                    530         1,501         1,740

Collocations                              230           342           372

Switches owned
  CO/LD                                    37            50            49
  ATM/Frame Relay                         361           380           383

DSLAMs installed                          110           376           512

Route miles                            12,827        29,825        30,978
  Intracity route miles                 2,950         5,299         5,302
  Intercity route miles                 9,877        24,526        25,676

Buildings connected                     1,229         1,336         1,451

Sales headcount                         1,189         1,784         1,800

Total Competitive:
  Customers                           295,165       389,377       419,133
  Access Units/Customer                   2.5           2.9           2.8

  Revenue per Customer/Month
    Local                            $ 105.19      $ 119.23      $ 116.05
    Long distance                       81.31         74.00         67.52
    Private line & data                 23.03         25.89         25.30
                                     --------      --------      --------
    Total                            $ 209.53      $ 219.12      $ 208.87
                                     ========      ========      ========

  Platform Distribution
      Resale                               71%           33%           30%
      UNE-P                                 0%           42%           45%
      UNE-L                                29%           25%           25%
                                     --------      --------      --------
      Total                               100%          100%          100%
                                     ========      ========      ========
Competitive Business:
  Customers                           136,162       195,929       208,839
  Access Units/Customer                   4.2           4.7           4.7

  Revenue per Customer/Month
    Local                            $ 171.40      $ 185.87      $ 182.46
    Long distance                      144.44        123.49        114.51
    Private line & data                 44.96         46.84         46.73
                                     --------      --------      --------
    Total                            $ 360.80      $ 356.20      $ 343.70
                                     ========      ========      ========

                                 6/30/00   3/31/01   6/30/01
                                --------  --------  --------
Competitive Residential:
   Customers                     159,003   193,448   210,294
   Access Units/Customer             1.0       1.0       1.0

Revenue per Customer/Month
  Local                           $35.84    $37.59    $38.81
  Long distance                    15.18     13.36     12.86
  Private line & data               0.07      0.22      0.36
                                  ------    ------    ------
  Total                           $51.09    $51.17    $52.03
                                  ======    ======    ======
ILEC:
 Customers                        77,400    77,900    77,000
    Business                       8,700     8,800     8,700
    Residential                   68,700    69,100    68,300
 Access Units/Customer               1.3       1.3       1.3

Frequently Asked Questions:

(Note:  Numbers are preliminary and unaudited; in millions)

What are the second quarter numbers for:


   .  Cash and Available Cash                                    $  867
      Includes Secured Bank Facility of $725 million from which
      $175 million was drawn after quarter close

   .  PP&E
       Gross                                                     $3,781
       Net                                                       $3,220

   .  Long Term Debt                                             $3,508

   .  Outstanding shares                                            624

   .  Fully diluted shares                                          870

   .  CAPEX                                                      $  238


What is the quarterly EBITDA breakout by category?


   Competitive                                                   $15.763
   Publishing                                                    $17.425
   ILEC                                                          $ 8.496
   Corporate                                                     $(7.531)